Exhibit No. 5
Attached to and Made Part of
SECURITIES AND EXCHANGE COMMISSION FORM S-8
Filed By
CBI INDUSTRIES, INC.

May 11, 1995

CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, Illinois  60522-7001

Re:  Registration of 1,700,000 Shares of Common Stock, par value
$2.50, of CBI Industries, Inc.

      In connection with the registration under the Securities Act of 1933, as amended, of 1,700,000 shares of common stock, par value $2.50 per share, of CBI Industries, Inc., a Delaware corporation (hereinafter called the "Company"), I have examined the Restated Certificate of Incorporation, filed in the office of the Secretary of State of the State of Delaware on September 27, 1994, and all amendments thereof to the date of this letter, the minutes of a meeting of the Company's Board of Directors held on January 11, 1995, evidencing adoption of the CBI Industries, Inc. Stock Option Plan (1995), as amended, (hereinafter called the "Plan"), the minutes of the Company's Annual Meeting of Shareholders held on May 11, 1995, evidencing approval of the Plan, and have made such further examination and inquiry as I deemed necessary in order to enable me to render the following opinion.

      It is my opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware:

      2. When there has been received by the Company, as consideration for so many of said 1,700,000 shares which are presently authorized but unissued as may be sold and issued to employees of the Company pursuant to their exercise of options to purchase stock under the Plan as described in the Registration Statement on Form S-8 and Prospectus, cash or stock for each such share in an amount equal to the option price for that share established pursuant to the option and in accordance with the Plan (which may not be less than $2.50 per share, the par value of each of such shares), then each of such shares issued by the Company to the employees of the Company and so paid for by those employees under and pursuant to the Plan as above set forth will be duly authorized, legally issued, fully paid and non-assessable.

      I hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form S-8 relating to said
1,700,000 shares of the Company's common stock, and to the use of my name in said Registration Statement.

Very truly yours,


         /s/    Charles O. Ziemer

Charles O. Ziemer
Senior Vice President and
General Counsel